Exhibit 99.1
I. INDIVIDUAL SMOKER CASES
District of Columbia
Sims, et al. v. Philip Morris, Inc., et al., Case No. 1:01-CV-01107-GK, USDC, District of Columbia (case filed 5/23/01). Three individuals suing. In February 2003, the court denied plaintiffs’ motion for class certification. Plaintiffs subsequently filed motions seeking reconsideration and reversal of the order denying class certification, which motions were denied by the court in December 2006. No appeals were taken and there has been no further activity in this case.
Florida
Engle Progeny Cases. Pursuant to the Florida Supreme Court’s July 2006 ruling in Engle v. Liggett Group Inc., which decertified the Engle class on a prospective basis, former class members had one year from January 11, 2007 to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007 mandate, are referred to as the Engle progeny cases. Certain of these cases were previously listed in this Exhibit 99.1, but are now generally referred to in this paragraph. As of March 31, 2008, Liggett and/or the Company were served in approximately 2,150 Engle progeny cases in both state and federal courts in Florida. These cases include approximately 9,570 plaintiffs. Although the total number of Engle plaintiffs will not increase, the total number of cases will likely increase as the court may require multi-plaintiff cases to be severed into individual cases. Trials have been scheduled beginning in October 2008. For further information on the Engle case, see Note 8. Contingencies.
Cowart v. Liggett Group Inc., Case No. 98-01483CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 3/16/98). One individual suing. Liggett is the only tobacco company defendant. The case is dormant.
Davis, et al. v. Liggett Group Inc., et al., Case No. 02-48914, Circuit Court of the 17th Judicial Circuit, Florida, Broward County (case filed 10/4/02). Liggett is the only defendant in this action. In April 2004, a jury awarded compensatory damages of $540,000 against Liggett. In addition, plaintiff’s counsel was awarded legal fees of $752,000. In October 2007, the compensatory award was affirmed by the Fourth District Court of Appeal, but the court certified certain issues to the Florida Supreme Court. In April 2008, the Florida Supreme Court accepted jurisdiction of the certified issues for appeal. Briefing is complete. In March 2008, the Fourth District Court of Appeal reversed and remanded the legal fee award for further proceedings in the trial court.
Laschke, et al. v. R.J. Reynolds, et al., Case No. 96-8131-CI-008, Circuit Court of the 6th Judicial Circuit, Florida, Pinellas County (case filed 12/20/96). Two individuals suing. The dismissal of the case was reversed on appeal, and the case was remanded to the trial court. Motions to dismiss were filed by the defendants and are pending.
Levine v. R.J. Reynolds Tobacco Company, et al., Case No. CL 95-98769 (AH), Circuit Court of the 15th Judicial Circuit, Florida, Palm Beach County (case filed 7/24/96). One individual suing. Plaintiff asserted claims for negligence and strict liability against each defendant and a claim for punitive damages against R.J. Reynolds. Although, plaintiff’s Liggett brand history is limited, a motion for summary judgment was denied by the court. The matter is set for trial in January 2009.

Lukacs v. R. J. Reynolds Tobacco Company, et al., Case No. 01-38-22 CA23, Circuit Court of the 11th Judicial Circuit, Florida, Miami-Dade County (case filed 12/15/01). One individual suing as Personal Representative of the estate and survivors of a deceased smoker. In June 2002, the jury awarded $37,500,000 in compensatory damages, which was subsequently reduced to $24,860,000. The jury found Liggett 50% responsible. The plaintiff requested that the court enter partial judgment in this matter, award attorneys’ fees and costs and schedule a trial on punitive damages. A hearing on plaintiff’s motion to enter final judgment occurred on March 15, 2007. A further hearing on that motion occurred on July 24, 2008. The parties are awaiting a decision. For further information on the Lukacs case, see Note 8. Contingencies.
Meckler, et al. v. Liggett Group Inc., Case No. 97-03949-CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 7/10/97). One individual suing. Liggett is the only tobacco company defendant. The case is dormant.
Rawls, et al. v. Liggett Group Inc., Case No. 97-01354 CA, Circuit Court of the 4th Judicial Circuit, Florida, Duval County (case filed 3/6/97). One individual suing. Liggett is the only tobacco company defendant. The case is dormant.
Spivak v. Philip Morris Incorporated, et al., Case No. 08-19309 (AH), Circuit Court of the 15th Judicial Circuit, Florida, Palm Beach County (case filed 6/26/08). One individual suing as personal representative of the estate and survivors of a deceased smoker.
Spry, et al. v. Liggett Group LLC, et al., Case No. 06-31216 CICI, Circuit Court of the 7th Judicial Circuit, Florida, Volusia County (case filed 7/27/06). Two individuals suing. Discovery is pending.
Louisiana
Dimm, et al. v. R.J. Reynolds, et al., Case No. 53919, Circuit Court of the 18th Judicial District Court, Louisiana, Iberville Parish (case filed 7/25/00). Seven individuals suing.
Hunter, et al. v. R. J. Reynolds Tobacco Company, et al., Case No. 2002/18748m, Circuit Court of the Civil District Court, Louisiana, Parish of Orleans (case filed 12/4/2002). Two individuals suing.
Newsom, et al. v. R.J. Reynolds, et al., Case No. 105838, Circuit Court of the 16th Judicial District Court, Louisiana, St. Mary Parish (case filed 5/17/00). Five individuals suing.
Oser v. The American Tobacco Co., et al., Case No. 97-9293, Circuit Court of the Civil District Court, Louisiana, Parish of Orleans (case filed 5/27/97). One individual suing.
Reese, et al. v. R. J. Reynolds Tobacco Company, et al., Case No. 2003-12761, Circuit Court of the 22nd Judicial District Court, Louisiana, St. Tammany Parish (case filed 6/10/03). Five individuals suing.

Maryland
Cook, et al. v. John Crane-Houdaille, Inc., et al., Case No. 24-X-07-000449, Circuit Court for Baltimore City (case filed 3/5/08). Two individual plaintiffs seek damages allegedly caused to smoker Homer Cook by exposure to asbestos and cigarettes. Claims have been brought against certain asbestos manufacturers and tobacco company defendants. Liggett filed a motion to dismiss. The motion was answered and is pending.
Russ, et al. v. John Crane-Houdaille, Inc., et al., Case No. 24-X-07-000430, Circuit Court for Baltimore City (case filed 10/15/07). Plaintiffs are suing individually and as the Personal Representatives of the Estate of Jack Russ. In March 2008, Liggett filed an Answer and Motion to Dismiss or Sever. This motion was answered and is pending.
Mississippi
Cochran v. R.J. Reynolds Tobacco Company, et al., Case No. 2002-0366(3), Circuit Court, Mississippi, George County (case filed 12/31/02). One individual suing.
Granger v. B.A.T. Industries, P.L.C., et al., Civil Action No. 3:08- CV -216-HTW-LRA         , United States District Court, Southern District of Mississippi, Jackson Division (case filed 3/5/08). One individual suing. The case was originally filed in the Circuit Court of Copiah County, Mississippi and was removed to Federal Court on April 4, 2008.
Missouri
Nuzum v. Brown & Williamson Tobacco Corporation, et al., Case No. 03-CV-237237, Circuit Court, Missouri, Jackson County (case filed 5/21/03). Two individuals suing.
New York
Brantley v. The American Tobacco Company, et al., Case No. 114317/01, Supreme Court of New York, New York County (case filed 7/23/01). One individual suing.
Debobes v. The American Tobacco Company, et al., Case No. 29544/92, Supreme Court of New York, Nassau County (case filed 10/17/97). One individual suing.
Gouveia, et al. v. Fortune Brands, Inc., et al., Case No. 210671/04, Supreme Court of New York, Rensselaer County (case filed 9/16/1997). Two individuals suing. A Note of Issue was served on February 12, 2008. Summary Judgment motions are pending.
Hausrath, et al. v. Philip Morris Inc., et al., Case No. I2001-09526, Supreme Court of New York, Erie County (case filed 01/24/02). Two individuals suing.
James v. The American Tobacco Company, et al., Case No. 103034/02, Supreme Court of New York, New York County (case filed 4/4/97). One individual suing. The Note of Issue setting the case for trial was stayed pending a decision by the Court of Appeals in another case.
Robare v. Fortune Brands, Inc., et al., Case No. 0139/08, Supreme Court of New York, Clinton County (case filed 2/19/08). One individual suing. The complaint was dismissed on April 15, 2008. On April 28, 2008, plaintiff, pro se, filed a notice of appeal. Plaintiff recently filed a second action on June 25, 2008, with Case No. 1035/08.

Shea, et al. v. The American Tobacco Company, et al., Case No. 008938/03, Supreme Court of New York, Nassau County (case filed 10/17/97). Two individuals suing. The Note of Issue setting the case for trial was vacated pending a decision by the Court of Appeals in another case.
Standish v. The American Tobacco Company, et al., Case No. 18418-97, Supreme Court of New York, Bronx County (case filed 7/28/97). One individual suing. The Note of Issue setting the case for trial was stayed pending a decision by the Court of Appeals in another case.
Tomasino, et al. v. The American Tobacco Company, et al., Case No. 027182/97, Supreme Court of New York, Nassau County (case filed 9/23/97). Two individuals suing. The Note of Issue setting the case for trial was vacated pending a decision by the Court of Appeals in another case.
Tormey, et al. v. The American Tobacco Company, et al., Case No. 2005-0506, Supreme Court of New York, Onondaga County (case filed 1/25/05). Two individuals suing.
Yedwabnick, et al. v. The American Tobacco Company, et al., Case No. 20525/97, Supreme Court of New York, Queens County (case filed 9/19/97). One individual suing. A Note of Issue requesting a trial date is scheduled to be filed on September 26, 2008.
Ohio
Croft, et al. v. Akron Gasket & Packing, et al., Case No. CV04541681, Court of Common Pleas, Ohio, Cuyahoga County (case filed 8/25/05). Two individuals suing.
Pennsylvania
Buscemi v. Brown & Williamson Tobacco Corporation, et al., Docket No. 9552-02, Court of Common Pleas, Pennsylvania, Delaware County (case filed 9/21/99). One individual suing.
West Virginia
Brewer, et al. v. The American Tobacco Company, et al., Case No. 01-C-82, Circuit Court, West Virginia, Ohio County (case filed 3/20/01). Two individuals suing.
Little v. The American Tobacco Company, et al., Case No. 01-C-235, Circuit Court, West Virginia, Ohio County (case filed 6/4/01). One individual suing.
II.	CLASS ACTION CASES
Brown, et al. v. American Tobacco Co., Inc., et al., Case No. 711400, Superior Court of California, County of San Diego (case filed 10/1/97). In April 2001, under the California Unfair Competition Laws and the Consumer Legal Remedies Act, the court granted in part the plaintiffs’ motion for certification of a class composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. The action was brought against the major U.S. cigarette manufacturers, including Liggett, seeking to recover restitution, disgorgement of profits and other equitable relief under California Business and Professions Code. Certification was granted as to the plaintiffs’ claims that the defendants violated § 17200 of the California Business and Professions Code pertaining to unfair competition. The court, however, refused to certify the class under the California Legal Remedies Act or the plaintiffs’ common law claims. Following the November 2004 passage of a proposition in California that changed the law regarding cases of this nature, the defendants moved to decertify the class. In March 2005, the court granted the defendants’ motion. In May 2005, the plaintiffs appealed. In September 2006, the California Court of Appeal affirmed the order decertifying the class. In October 2006, the plaintiffs filed a petition for review with the California Supreme Court. The petition for review was granted in November 2006. The parties are awaiting a date for oral argument on the petition.
Cleary, et al. v. Philip Morris, Inc., et al., Case No. 2000 L004952, Circuit Court of the State of Illinois, Cook County (case filed 6/3/98). The action was brought on behalf of persons who have allegedly been injured by (1) the defendants’ purported conspiracy pursuant to which defendants allegedly concealed material facts regarding the addictive nature of nicotine; (2) the defendants’ alleged acts of targeting their advertising and marketing to minors; and (3) the defendants’ claimed breach of the public’s right to defendants’ compliance with laws prohibiting the distribution of cigarettes to minors. The plaintiffs request that the defendants be required to disgorge all profits unjustly received through their sale of cigarettes to plaintiffs, which in no event will be greater than $75,000 each, inclusive of punitive damages, interest and costs. In April 2005, the plaintiffs filed a second amended complaint. In February 2006, a hearing on the defendants’ motion to dismiss occurred. The court dismissed count V (public nuisance) and count VI (unjust enrichment) and, although the plaintiffs’ motion for reconsideration was granted in part and denied in part, the court did not revive the plaintiffs’ public nuisance and unjust enrichment claims. In July 2006, the plaintiffs filed a motion for class certification and a class certification hearing was conducted in September 2007. The parties are awaiting a decision. Merits discovery was stayed pending a ruling by the court on class certification; class certification discovery is pending. A status conference in scheduled for October 20, 2009.
In Re: Tobacco Litigation (Medical Monitoring) (Blankenship), Case No. 00-C-6000, Circuit Court, West Virginia, Ohio County (case filed 01/26/00). Class action seeking payments for costs of medical monitoring for current and former smokers. Liggett was severed from the trial of the other tobacco company defendants. Judgment upon jury verdict in favor of the other tobacco company defendants was affirmed by the West Virginia Supreme Court in May 2004 and plaintiff’s petition for rehearing was denied. Plaintiff did not seek further appellate review of this matter and the case was concluded in favor of all defendants other than Liggett. The case is dormant.
In Re: Tobacco Litigation (Personal Injury Cases), Case No. 00-C-5000, Circuit Court, West Virginia, Ohio County (case filed 1/18/00). Although not technically a class action, the court consolidated approximately 750 individual smoker actions that were pending prior to 2001 for trial on some common related issues. The court issued an order staying the case pending the outcome of the United States Supreme Court’s review of Altria Group Inc. v. Good. Liggett was severed from trial of the consolidated action.
Lowe, et al. v. Philip Morris Incorporated, et al., Case No. 0111-11895, Circuit Court, Oregon, Multnomah County (case filed 11/19/01). This personal injury class action involves medical monitoring claims brought on behalf of plaintiff and all Oregon residents who have smoked cigarettes. The alleged class seeks payments for costs of medical monitoring for current and former smokers. In September 2003, the court granted defendants’ motion to dismiss the complaint, and plaintiffs appealed to the Oregon Court of Appeals. In September 2006, the Oregon Court of Appeals upheld the trial court’s decision. In December 2006, plaintiffs petitioned the Oregon Supreme Court to review the decision and, in April 2008, the Oregon Supreme Court affirmed the appellate court’s decision. The plaintiffs have not appealed.

Parsons, et al. v. Liggett Group Inc., et al., Case No. 98-C-388, Circuit Court, State of West Virginia, Kanawha County (case filed 4/9/98). This personal injury class action is brought on behalf of plaintiff’s decedent and all West Virginia residents having claims for personal injury arising from exposure to both cigarette smoke and asbestos fibers. The case is stayed as a result of bankruptcy petitions filed by three defendants.
Romero, et al. v. Philip Morris Companies, Inc. et al., Case No. D0117 CV-00000972, District Court, Rio Arriba County, New Mexico (case filed 4/10/00). In this class action, plaintiffs allege that defendants conspired to fix, raise, stabilize, or maintain prices for cigarettes in the State of New Mexico. Plaintiffs’ motion for class certification was granted in April 2003. In February 2005, the New Mexico Supreme Court affirmed the trial court’s certification order. In June 2006, the trial court granted defendants’ motions for summary judgment. Plaintiffs appealed the decision. Briefing was completed in August 2007 and the parties are awaiting a decision.
Schwab, et al. v. Philip Morris USA, Inc., et al., Case No. 1:04-CV-01945-JBW-SMG, USDC, Eastern District of New York (case filed 5/11/04). This class action sought economic damages on behalf of plaintiffs and all others similarly situated under the RICO act challenging the practices of defendants in connection with the marketing, advertising, promotion, distribution and sale of “light” cigarettes. In September 2006, the court certified a nationwide class of “light” smokers. The defendants appealed the certification and, in April 2008, the United States Court of Appeals for the Second Circuit decertified the class. The time for plaintiffs to seek further appeal to the United States Supreme Court has not yet expired. For further information on the Schwab case, see Note 8. Contingencies.
Smith, et al. v. Philip Morris Companies, Inc., et al., Case No. 00-CV-26, District Court, Kansas, Seward County (case filed 2/7/00). In this class action, plaintiffs allege that defendants conspired to fix, raise, stabilize, or maintain prices for cigarettes in the State of Kansas. The court granted class certification in November 2001. The case is stayed until the Kansas Supreme Court decides a petition for mandamus brought by certain defendants concerning an order to produce allegedly privileged documents.
Young, et al. v. The American Tobacco Company, et al., Case No. 2:97-CV-03851, Civil District Court, State of Louisiana, Orleans Parish (case filed 11/12/97). This purported personal injury class action is brought on behalf of plaintiff and all similarly situated residents in Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In October 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc. For more information on the Scott case, see Note 8. Contingencies.
III.	GOVERNMENTAL ACTIONS
City of St. Louis, et al. v. American Tobacco Company, Inc., et al., Case No. CV-982-09652, Circuit Court, State of Missouri, City of St. Louis (case filed 12/4/98). City of St. Louis and approximately 50 hospitals seek to recover past and future costs expended to provide healthcare to Medicaid, medically indigent, and non-paying patients suffering from tobacco-related illnesses.

In June 2005, the court granted defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. The claims for damages which accrued after November 16, 1993 are pending. Discovery is ongoing. Oral argument is scheduled for September 3, 2008 on defendants’ motion for partial summary judgment and on plaintiffs’ motion for partial summary judgment seeking to preclude defendants from relitigating issues based on collateral estoppel. Trial is scheduled to commence on January 11, 2010.
Crow Creek Sioux Tribe v. American Tobacco Company, et al., Case No. CV 97-09-082, Tribal Court of the Crow Creek Sioux Tribe, State of South Dakota (case filed 9/26/97). The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program and disgorgement of unjust profits from sales to minors. The plaintiffs claim that the defendants are liable under the following theories: unlawful marketing and targeting of minors, contributing to the delinquency of minors, unfair and deceptive acts or practices, unreasonable restraint of trade and unfair methods of competition, negligence, negligence per se, conspiracy and restitution of unjust enrichment. The case is dormant.
IV.	THIRD-PARTY PAYOR ACTIONS
General Health Services (Kupat Holim Clalit) v. Philip Morris, Inc., et al., Case No. 1571/98, District Court, Israel, Jerusalem (case filed 9/28/98). General Health Services seeks monetary damages and declaratory and injunctive relief on behalf of itself and all of its members against the major United States tobacco manufacturers. Motions filed by the defendants are pending before the Israel Supreme Court, seeking appeal from a lower court’s decision granting leave to plaintiff for foreign service of process. For further information on the General Health Services case, see Note 8. Contingencies.
National Committee to Preserve Social Security and Medicare, et al. v. Philip Morris USA, Inc., et al., 1:08-CV-02021-RJD-JO, USDC, Eastern District of New York (case filed 5/20/08). Plaintiffs filed this action pursuant to the Medicare as Secondary Payer (“MSP”) statute to recover for Medicare expenditures made from May 21, 2002 to the present. Defendant’s Motion to Dismiss and Plaintiff’s Motion for Partial Summary Judgment were filed on July 21, 2008.